UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Southwestern Energy Company

(Name of Registrant as Specified In Its Charter)

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2350 N. Sam Houston Parkway East, Suite 125
Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 17, 2011

The Annual Meeting of Stockholders of Southwestern Energy Company (the “Company”) will be held at the Hilton North Houston (Greenspoint) Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, the 17th day of May, 2011, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) The election of nine (9) directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2) The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011;

(3) To hold an advisory vote on executive compensation;

(4) To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(5) To consider and take action upon a proposal to amend the Company’s bylaws to reduce the ownership threshold required for stockholders to call special meetings of stockholders;

(6) To consider a stockholder proposal, if properly presented at the Annual Meeting; and

(7) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 25, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2010 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. As an alternative, you can also vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of Southwestern Energy Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By Order of the Board of Directors

MARK K. BOLING
Executive Vice President,
General Counsel & Secretary

April 7, 2011

Page

Proxy Statement Questions	1
Proposal No. 1: Election of Directors	5
Nominees for Election	5
Corporate Governance	8
Identifying and Evaluating Nominees for Director	9
Selection Criteria for Nominees for Directors	9
Stockholder Nominations	10
Director Independence	11
The Board’s Role in Risk Management	12
Board Leadership Structure, Presiding Director and Executive Sessions	12
Committees of the Board of Directors	13
Communications to Non-Employee Directors	14
Attendance at Annual Meeting	14
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	15
Relationship with Independent Registered Public Accounting Firm	15
Audit Committee Report	16
Transactions with Related Persons	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
Security Ownership of Certain Beneficial Owners	19
Share Ownership of Management, Directors and Nominees	20
Equity Compensation Plans	20
Our Compensation Policies and Practices as Related to Our Risk Management	21
Compensation Discussion and Analysis	22
Executive Compensation Philosophy	22
Factors Considered in Determining NEO Total Compensation	22
Total Compensation and Allocation Among Components	24
Health, Welfare and Retirement Benefits	31
Perquisites, Allowances and Other Benefits	33
Severance and Other Change in Control Benefits	33
Recoupment Policy Relating to Unearned Incentive Compensation	34
Board Process	35
Compensation Committee Report	35
Executive Compensation	36
Summary Compensation Table	36
Grants of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Pension Benefits	42
Non-Qualified Deferred Compensation	43
Potential Payouts Upon Change in Control and Termination	43
Outside Director Compensation	44
Fees Earned or Paid in Cash to Outside Directors in 2010	44
Total Outside Director Compensation	45
Compensation Committee Interlocks and Insider Participation	46
Proposal No. 3: Advisory Vote on Executive Compensation	47
Proposal No. 4: Advisory Vote on the Frequency of Say-on-Pay Votes	48
Proposal No. 5: Amendment of the Company’s Amended and Restated Bylaws to Reduce the Ownership Threshold for Stockholders to Call Special Meetings of Stockholders	49
Proposal No. 6: Stockholder Proposal for a Political Contributions and Expenditures Report	50
Proposals for 2012 Annual Meeting	51
Confidential Voting	52
Other Business	52
Exhibit A — Audit and Non-Audit Services Pre-Approval Policy	A-1

i

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of March 25, 2011 (the “Record Date”) may vote at the meeting. There were 347,985,989 shares of common stock outstanding on that date.

HOW CAN I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders and our employees. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Central Standard Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 7, 2011. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2010 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	the election of nine (9) directors;

•	the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2011;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of the advisory vote on executive compensation;

•	a proposal to amend the Company’s amended and restated bylaws to reduce the ownership threshold for stockholders to call special meetings of stockholders; and

•	a stockholder proposal for a political contributions and expenditures report, if properly presented at the Annual Meeting.

The Board recommends a vote:

•	“FOR” the election of nine (9) directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 3);

•	“ONE YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4);

•	“FOR” the proposal to amend the Company’s amended and restated bylaws to reduce the ownership threshold for stockholders to call special meetings of stockholders (Proposal No. 5); and

•	“AGAINST” the stockholder proposal for a political contributions and expenditures report (Proposal No. 6).

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Since there were 347,985,989 shares of common stock outstanding on March 25, 2011, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 173,992,995 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

With respect to Proposal No. 1, our Bylaws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The Bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding any nominees who did not receive a majority vote.

The affirmative vote of a majority of shares present or represented and entitled to vote on Proposal Nos. 2, 3, 5 and 6 is required for approval of these proposals. The vote of stockholders with respect to Proposal No. 3 is an advisory vote and is not binding on the Company. We will consider the frequency that receives a plurality of votes cast to be the choice of stockholders on the advisory vote on Proposal No. 4.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME? HOW ARE BROKER NON-VOTES TREATED?

Under the New York Stock Exchange (the “NYSE”) member rules, a member broker (i.e., a member of the New York Stock Exchange) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising voting discretion on certain proposals without instructions from the beneficial owner and a recent amendment to an NYSE rule now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an uncontested election without receiving specific instructions from those clients. Under the NYSE rules, brokers will have the discretion to vote only on Proposal No. 2 (ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2011). Therefore, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions from you. Brokers cannot vote on Proposal Nos. 1 and 3 through 6 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.

HOW ARE ABSTENTIONS TREATED?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matter addressed by a proposal, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

HOW DO I VOTE?

On April 7, 2011, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. You may also vote your shares in person at the Annual Meeting or by proxy. Since many of our stockholders are unable to attend the meeting in person, and may have limited access to the internet, we also send proxy cards and offer electronic and telephone voting to all of our stockholders who hold their shares in their own names (i.e., whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

If your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, we believe your broker can vote your shares in the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2011. If you do not provide instructions to your broker on how to vote your shares with respect to the other proposals, and your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Kenneth R. Mourton and Charles E. Scharlau as your proxies. We solicit proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the nine (9) director nominees, the ratification of PwC as the Company’s independent registered public accounting firm for 2011, proposal to amend the Company’s amended and restated bylaws to reduce the ownership threshold for stockholders to call special meetings of stockholders and the proposal regarding an advisory vote on executive compensation, “ONE YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation and “AGAINST” the proposal for a political contributions and expenditures report. Also, your proxy card or a vote by you via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.  Proposal No. 1

Election of a board of nine directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To withhold your vote from a director, mark the box “AGAINST” opposite the name of the director. If you are unsure how to vote, mark the box “ABSTAIN.”

b.  Proposal No. 2

Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2011.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

c.  Proposal No. 3

Advisory vote on executive compensation.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

d.  Proposal No. 4

Advisory vote on the frequency of the advisory vote on executive compensation.

To vote with respect to Proposal No. 4, you must check one of the three boxes indicating the desired frequency of the advisory vote on executive compensation: “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” If you are unsure how to vote, mark the box “ABSTAIN.”

e.  Proposal No. 5

Proposal to amend the Company’s amended and restated bylaws to reduce the ownership threshold for stockholders to call special meetings of stockholders.

To vote for Proposal No. 5, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

f.  Proposal No. 6

Stockholder proposal for a political contributions and expenditures report.

To vote for Proposal No. 6, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards.

Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Southwestern Energy Company, on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $8,500 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, nine (9) directors are to be elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified. The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholders for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board of Directors may recommend. The Company has no knowledge that any nominee will be unavailable for election. Our Bylaws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The Bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding any nominees who did not receive a majority vote.

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has proposed the nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Nominees for Election

LEWIS E. EPLEY, JR. — Mr. Epley is a retired Attorney at Law and a private investor. He is a member of the Arkansas Bar Association and served as President of the Carroll County Bar Association in Arkansas and Special Associate Justice of the Supreme Court of Arkansas. He has served as a director of Cornerstone Bank (formerly the Bank of Eureka Springs) since 1964, and has been the Vice Chairman of its Board of Directors since 1993. He is a director, member of the Executive Committee and former Chairman of the University of Arkansas Foundation, Inc., which manages approximately $1 billion in assets on behalf of itself and the University; and he is a member of the Board of Directors of Butterfield Trail Village, Inc. He is a member of the Community Advisory Board of The Donald W. Reynolds Institute on Aging at the University of Arkansas for Medical Sciences (UAMS) and a member of the University of Arkansas Board of Advisors, including the Executive Committee thereof. He is also a member of the UAMS-Northwest Arkansas Advisory Board, the Area Agency on Aging of the Northwest Arkansas Foundation and the Administrative Board of the Central United Methodist Church — Fayetteville, Arkansas. Mr. Epley is 74 years old and was first elected to the Company’s Board of Directors in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Epley’s contributions to the Board, determined that Mr. Epley’s considerable achievements in the field of law, coupled with his experience as director of a financial institution and community contacts in the State of Arkansas, the principal location of the

Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

ROBERT L. HOWARD — Mr. Howard is a retired Vice President of Shell Oil Company. From 1991 to 1995, he was Vice President, Domestic Operations, Exploration and Production of Shell, and President of Shell Western Inc. and Shell Offshore, Inc. In these positions, he was responsible for all domestic exploration and production activities. From 1985 to 1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast, and Florida. During Mr. Howard’s 36 years with Shell, he held various positions within Shell’s exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard served as a director of Camco International, Inc. of Houston, Texas, from 1995 until 1998. Mr. Howard served as a director of Ocean Energy, Inc. from 1996 to April 2003, at which time Ocean Energy, Inc. was acquired by Devon Energy Corp. From April 2003 to June 2010, Mr. Howard served as a director of Devon Energy Corp., where he was a member of the Reserves Committee and the Chairman of the Compensation Committee. Mr. Howard also served as a director for McDermott International, Inc. of New Orleans, Louisiana, from 1997 to May 2009 and served as the chairman of its Nominating and Governance Committee during his tenure. He is a director of Boys and Girls Country of Houston, a non-profit organization. He is 74 years old and first became a director of the Company in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Howard’s contributions to the Board, determined that his past experience as an executive of a leading multinational exploration and production company and his considerable experience as a director of other well-known oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

GREG D. KERLEY — Mr. Kerley joined Southwestern Energy in 1990 as Controller and Chief Accounting Officer and has more than 30 years of oil and gas industry experience. He also served the Company as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998. He has served as an Executive Vice President since 1999. Mr. Kerley also became a Director of the Company in August 2010. Before joining Southwestern Energy, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. Mr. Kerley graduated from Oklahoma State University with a bachelor’s degree in accounting. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. He is also a member of the Independent Petroleum Association of America. Mr. Kerley is the executive vice president of the Company’s subsidiaries, Southwestern Field Services, LLC, DeSoto Sand, LLC, SWN International, LLC, SWN Resources Canada, Inc. Southwestern Energy NGV Services, LLC and A.W. Realty Company. Mr. Kerley is also a director of the Company’s subsidiaries, SEECO, Inc., Southwestern Energy Production Company, DeSoto Drilling, Inc., Diamond “M” Production Company, SWN Resources Canada, Inc., Southwestern Midstream Services Company, Southwestern Energy Services Company, Certified Title Company and A.W. Realty Company. He is 55 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kerley’s contributions to the Board, determined that his experience as the Chief Financial Officer, his prior accounting, financial and oil and gas industry experience and his involvement in industry associations complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

HAROLD M. KORELL — Mr. Korell is the Chairman of the Board of the Company. From May 19, 2009 through March 31, 2010, he served as Executive Chairman of the Company. Mr. Korell served as the Chief Executive Officer of the Company from January 1, 1999 until May 19, 2009. Mr. Korell joined the Company in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was promoted from Chief Operating Officer to Chief Executive Officer effective January 1, 1999. Mr. Korell was elected Chairman of the Board May 16, 2002. Previously, Mr. Korell was Senior Vice President — Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production. Prior to that time, he held various positions with Mobil Corporation. He is a member of the Society of Petroleum Engineers. He also serves on the Executive Advisory Board for the Sam

M. Walton School of Business at the University of Arkansas and the Board of Governors at the Colorado School of Mines. Mr. Korell is 66 years old and first became a director of the Company in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Korell’s contributions to the Board, determined that his past experience as the Company’s President and Chief Executive Officer, his prior experience as an executive of other oil and gas companies and his involvement in industry associations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling, and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System, and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 70 years old and was first elected to the Company’s Board of Directors in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a Board member of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 60 years old and was first elected to the Company’s Board of Directors in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that legal and accounting background and his considerable business experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

STEVEN L. MUELLER — Mr. Mueller is the President and Chief Executive Officer of the Company, a position he has held since May 19, 2009. Prior to that, as of June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. CDX voluntarily filed for bankruptcy in December 2008 and, in 2009, emerged from bankruptcy and resumed operations as Vitruvian Exploration LLC. From 2001 until its acquisition by Forest Oil in 2007 for approximately $1.5 billion, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and has served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company, Belco Oil & Gas Company and The Houston Exploration Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller is the president of the Company’s subsidiaries, Southwestern Field Services, LLC, DeSoto Sand, LLC, SWN International, LLC, Southwestern Energy NGV Services, LLC and A.W. Realty Company. Mr. Mueller is also a director of the Company’s subsidiaries, SEECO, Inc., Southwestern Energy Production Company, DeSoto Drilling, Inc., Diamond “M” Production Company, SWN Resources Canada, Inc., Southwestern Midstream Services Company,

Southwestern Energy Services Company, Certified Title Company and A.W. Realty Company. Mr. Mueller first became a director of the Company in July 2009. He is 58 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s President and Chief Executive Officer coupled with his past executive experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CHARLES E. SCHARLAU — Mr. Scharlau is “of counsel” with the law firm of Conner & Winters, LLP, which is an unpaid, non-management advisory position. He retired as President and Chief Executive Officer of the Company on December 31, 1998 and was a consultant to the Company through May 2005. He began his career as the Company’s legal counsel in 1951 and was involved in all facets of the Company’s business for over 47 years. In 1966, he was named Executive Vice President and first elected a director of the Company. In 1972, he was elected President and Chief Executive Officer. He was a member of the State Economic Expansion Commission and served terms as a member and as Chairman of the State’s Energy Commission. He has been Chairman of the Mineral Law Section of the Arkansas Bar Association and a speaker at their institutes. He also served on the Board of Directors of the American Gas Association, the Southern Gas Association and the National Association of Manufacturers. During his tenure with the Company, Mr. Scharlau also served two terms as president of the Arkansas State Chamber of Commerce and three terms as chairman of the board of the Fayetteville Chamber of Commerce. From 1980 until it was sold in 2008, Mr. Scharlau served as a director of ABLEST, Inc., and served as the Chairman of the Compensation Committee from 2004. He served as Chairman of the Board of Trustees of the University of Arkansas and as chair of their audit committee from 2000 to 2005. He is currently chair of the audit committee of the University of Arkansas Foundation which manages approximately $1 billion in assets on behalf of itself and the University. He is also a director of Arvest Bank-Fayetteville and the Razorback Foundation. Mr. Scharlau is 83 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Scharlau’s contributions to the Board, determined that Mr. Scharlau’s past executive experience, legal background, experience as director of other companies and extensive community involvement in the State of Arkansas, the principal location of the Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

ALAN H. STEVENS — Mr. Stevens was appointed as a director effective August 30, 2010 and has an extensive background in domestic and international oil and gas exploration and production. He has over 37 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Company, Tenneco Oil Company and Exxon Corporation. Mr. Stevens was a director of Derek Oil & Gas Company from 2004 through 2010. He is also a former President and Chief Operating Officer of the company’s subsidiaries, Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program. Mr. Stevens is 66 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Stevens’ contributions to the Board, determined that his past executive experience and experience as director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CORPORATE GOVERNANCE

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past two years, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including a majority vote for director elections, director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (discussed in “Compensation Discussion and Analysis” below), and a political contributions policy (available on our website under “Corporate Governance” and discussed under Proposal No. 6 below). We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the Securities and Exchange Commission (the “SEC”) and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, in order to ensure compliance with all applicable requirements. The corporate governance policies implemented by us in order to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Retirement Committee Charter;

•	Corporate Governance Guidelines, which include a majority vote for director elections and our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Political Contributions Policy;

•	Code of Ethics for § 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (281) 618-4700.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board of Directors has been delegated the responsibility of selecting candidates for Board membership and for extending invitations to join the Board of Directors. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. After a concurrent review of all candidates by the Committee and the Chief Executive Officer, the Chairman of the Board interviews the potential candidates selected by the Committee and our CEO, and reports his conclusions to the Committee, together with a recommendation of final candidates for interview by the members of the Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board of Directors. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each nominee director should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each nominee director should have an inquiring mind, vision and good judgment;

•	Each nominee director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each nominee director should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each nominee director’s skill set should be complementary to the background and experience of other Board members;

•	Each nominee director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each nominee director should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee of the Board of Directors evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Committee’s conclusions to the full Board.

Stockholder Nominations

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. The written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the nominee and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder and (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the senior management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company of any of its affiliates

•	has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	has an immediate family member who has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•	(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three (3) years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•	is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•	is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or two percent (2%) of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities not considered to be payments for purposes of the foregoing bullet-points, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations in which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three (3) years.

Our Board of Directors has determined that the following majority of directors — Lewis E. Epley, Jr., Robert L. Howard, Vello A. Kuuskraa, Kenneth R. Mourton, Charles E. Scharlau and Alan H. Stevens — qualify as independent under the applicable NYSE standards.

The Board’s Role in Risk Management

The Board of Directors, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board of Directors selects the Chief Executive Officer and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board of Directors is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Our Board of Directors has delegated to the Audit Committee oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board of Directors engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

Board Leadership Structure, Presiding Director and Executive Sessions

The Board of Directors has determined that the most effective leadership structure for the Company at this time is to have a Chairman of the Board who is not also the CEO. Historically, our Board leadership has been structured to have our CEO also act as the Chairman of the Board, which the Board believes served the Company and its stockholders well. The decision to separate of the role of the Chairman of the Board from the CEO position was made in the context of the retirement of our former Executive Chairman as part of the Board’s management succession plans. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to the foregoing, because the Chairman of the Board is our former Executive Chairman, the Board has retained the role of “Presiding Director” as part of the Board’s leadership structure. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board of Directors. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board of Directors, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the Chief Executive Officer outside of the normal Committee and Board procedures. Mr. Robert L. Howard is the current Presiding Director.

Committees of the Board of Directors

The Board of Directors held eight meetings in 2010, two of which were telephonic. The meetings were attended by all of the directors then appointed with the exception of Mr. Kuuskraa, who did not attend one meeting. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee. The Audit, Compensation, and Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act is “independent” and “financially literate” as defined by NYSE rules and meets the Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two (2) other public companies. In addition, the Board of Directors has determined that Mr. Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Exchange Act. The Audit Committee also includes Messrs. Robert L. Howard and Vello A. Kuuskraa. During 2010, the Audit Committee held four meetings, each of which was attended by all members of the Committee, with the exception of Mr. Kuuskraa, who did not attend one meeting.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees (the “Pre-Approval Policy”). The Audit Committee is governed by a charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal audit function without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Vello A. Kuuskraa, Compensation Committee Chairman, Robert L. Howard, and Kenneth R. Mourton presently serve on this committee. During 2010, the Compensation Committee held two meetings, each of which was attended by all members of the Committee. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on all compensation matters related to our senior management.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Lewis E. Epley, Jr., Nominating and Governance Committee Chairman, Robert L. Howard, Kenneth R. Mourton and Alan H. Stevens presently serve on this committee. During 2010, the Nominating and Governance Committee held three meetings, one of which was telephonic and each of which was attended by all members of the Committee. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the

Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on non-management director compensation.

Retirement Committee — The Retirement Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., and Kenneth R. Mourton presently serve on this committee. During 2010, the Retirement Committee held five meetings, each of which was attended by all members of the Committee. The Retirement Committee is responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board of Directors.

Communications to Non-Employee Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Annual Meeting

It is our policy that nominee directors who are currently directors must attend the Annual Meeting of Stockholders. Each member of the Company’s Board of Directors attended last year’s Annual Meeting of Stockholders.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for 2011. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2010 and 2009, and fees billed for other services rendered by PwC during those years.

	2010	2009

Audit Fees(1)	$969,900	$795,320
Audit-Related Fees(2)	35,000	—
Tax Fees(3)	95,949	55,650
All Other Fees	—	—

Total	$1,100,849	$850,970

(1)	The Audit Fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, services related to the issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the year ended December 31, 2010 were for services related to internal control reviews.

(3)	Tax Fees for the year ended December 31, 2010 were for services related to the review of federal and state tax returns, tax planning and consultation. Tax fees for the year ended December 31, 2009 were for services related to the review of federal and state returns.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee, the form of which is attached hereto as Exhibit A. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

The Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which is not less frequently than annually. The Committee discusses such reports with the auditors, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2010. The Audit Committee also considered whether the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2010. The Committee also has discussed with the independent registered public accounting firm for the Company the matters required to be discussed by statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee has received and reviewed the written disclosures and the letter from the independent public accountants for the Company required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant its independence from management and the Company, including consideration of non-audit fees on that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

KENNETH R. MOURTON, CHAIRMAN
ROBERT L. HOWARD
VELLO A. KUUSKRAA

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related-party transaction policy applies to any potential related-party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related-party transaction to the attention of the Company’s General Counsel. Pursuant to the policy, the Board has determined that the Audit Committee of the Board is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management will recommend transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee will approve or disapprove such transactions. At each subsequently scheduled meeting, management will update the Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall cancel or annul such transaction.

Pursuant to the policy, the Committee has reviewed and established a standing preapproval for each of the following types of transactions:

1. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board of Directors for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board of Directors approve) such compensation;

2. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

3. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

5. Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

6. Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;

7. Transactions available to all employees generally; or

8. Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Unless otherwise deemed to be preapproved under the policy, the Audit Committee reviews each related-party transaction of which it becomes aware and may approve or ratify a related-party transaction if the Audit Committee determines the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee, in discharging its authority to review and approve related party transactions, must (i) review with management any decisions to undertake a significant collaboration or business dealing that may directly or indirectly benefit a related party; (ii) establish guidelines for management to follow in its ongoing dealings with related parties; (iii) periodically review and assess ongoing relationships with related parties to ensure compliance with the Committee’s guidelines and directives and to ensure the continuation of such relationship remains fair to the Company; and (iv) analyze and assess applicable potential conflicts of interests and usurpation of corporate opportunities. The Audit Committee reports periodically to the Board on the nature of the related-party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to beneficially own more than 5% of the Company’s common stock as of December 31, 2010 based on their filing of a Schedule 13G with the SEC under the Exchange Act:

Amount
		and Nature of		Percent
	Name and Address of	Beneficial		of
Title of Class	Beneficial Owner	Ownership		Class

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	21,275,570	(1)	6.14%

(1)	The Schedule 13G/A filed by BlackRock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, 21,275,570 shares.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 25, 2011 with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
						Total Number of
	Shares		Shares	Restricted Stock		Shares of
	Owned		Owned	Outstanding	Options	Common	Percent of
Name of Beneficial Owner	Directly		401(k)	(Voting Power)	Exercisable	Stock	Class

Named Executive Officers:
Steven L. Mueller	29,832		—	86,475	63,412	179,719	*
Greg D. Kerley	1,098,137	(1)	25,424	30,493	620,582	1,774,336 (1)	*
Mark K. Boling	357,775		—	20,865	142,870	521,510	*
Gene A. Hammons	28,057		—	12,905	45,385	86,347	*
John D. Thaeler	180,432		28,401	11,930	60,085	280,848	*
Directors and Nominees:
Lewis E. Epley, Jr.	91,343		—	5,058	144,833	241,234	*
Robert L. Howard	148,802		—	5,058	80,833	234,693	*
Harold M. Korell	2,376,038		—	2,350	1,862,998	4,241,386	1.21%
Vello A. Kuuskraa	52,642		—	5,058	86,333	144,033	*
Kenneth R. Mourton	369,882	(2)	—	5,058	36,093	411,033 (2)	*
Charles E. Scharlau	1,124,874		—	5,058	22,333	1,152,265	*
Alan H. Stevens	500		—	3,050	—	3,550	*
All directors, nominees and executive officers as a group	6,316,930	(3)	85,370	245,911	3,272,752	9,920,963 (3)	2.82%

*	Less than one percent of class.

(1)	Includes 350,448 shares beneficially owned by Mr. Kerley that have been pledged as security.

(2)	Includes 334,595 shares beneficially owned by Mr. Mourton that have been pledged as security.

(3)	Includes 695,034 shares beneficially owned by all directors, nominees and executive officers as a group that have been pledged as security.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2010, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

	(a)	(b)	(c)
	Number of Shares
	to be Issued Upon	Weighted-Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(1)	4,739,082	$16.22	10,925,794
Equity compensation plans not approved by stockholders(2)	30,040	1.93	—

Total	4,769,122	$16.13	10,925,794

(1)	Consists of the Southwestern Energy Company 2000 Stock Incentive Plan and the Southwestern Energy Company 2004 Stock Incentive Plan. Shares remaining available for issuance may be issued under the

Southwestern Energy Company 2004 Stock Incentive Plan, which plan provides for grants and awards in the form of stock options, shares of restricted stock, and restricted stock units.

(2)	Consists of the Southwestern Energy Company 2002 Employee Stock Incentive Plan and equity compensation that was issued to non-executive officers and new employees upon hiring. Grants generally mirrored the 2000 Stock Incentive Plan, but were issued separate and apart from this plan.

OUR COMPENSATION POLICIES AND PRACTICES
AS RELATED TO OUR RISK MANAGEMENT

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our compensation policies and practices. Our compensation policies and practices for our employees are designed to enhance our business by encouraging innovation and new ideas that will create value for every dollar we invest. As an exploration and production company that is focused on organic growth achieved through our own drilling programs, there is a certain level of risk involved in all aspects of our operations, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate.

Total compensation for our employees is structured similarly to that for our NEOs and consists of cash compensation in the form of a base salary and a performance-based annual bonus under our Incentive Compensation Plan; equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan; long-term cash incentive compensation under our Performance Unit Plan; and retirement, health and welfare benefits. However, unlike our NEOs and senior management, for whom incentive compensation is the substantial part of their total compensation, the compensation for most of our employees is weighted towards salary and annual cash bonus. Our hourly employees participate in an annual bonus pool pursuant to which awards are given based upon individual performance as assessed by management, while our salaried employees receive annual cash incentives under our Incentive Compensation Plan based largely upon the achievement of specific performance objectives of the business team and the Company.

The performance objectives under the plan established by our Board of Directors are based upon measures that are designed to control our costs, increase our productivity and efficiency and reduce our overall risk. In connection with the establishment of the annual performance objectives for each business team, we assess whether there have been any changes or if changes are anticipated in the near term that affect our risk profile and, as needed, revise our measures to address any such changes. Although the performance objectives differ for our various business teams, when taken together, all of our performance objectives are intended to address the principal factors that we believe will affect the Company’s overall performance. Effective for fiscal year 2010, the performance objectives under our Incentive Compensation Plan for all of our officers of our operating subsidiaries at the level of senior vice president or higher were changed to align with our overall corporate objectives. This change decreases the potential negative impact of our compensation policies and practices on risk management as the short-term cash incentive compensation for these executives is no longer tied to the performance of the business teams for which they have direct responsibility.

We also provide additional incentive compensation to most of our salaried employees and to our senior management under our 2004 Stock Incentive Plan and our Performance Unit Plan. These long-term incentives vest over time periods of three to four years, are designed to align an employee’s compensation with the value created for stockholders and provide an incentive for achieving our long-term performance objectives.

Since the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation program may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration through the use of annual and multi-year incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable without inappropriate risk- taking. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation programs are designed and administered with the objectives of attracting, motivating and retaining the experienced and skilled professionals we need to grow our business and create value for our stockholders. The guiding principles of our executive compensation programs are:

Compensation is related to the value created for stockholders.  We believe that a significant portion of an employee’s compensation should relate to the value created for stockholders and be directly tied to the achievement of financial and non-financial performance goals and objectives and the executive’s contribution to such achievement. When we surpass the targeted objectives, our employees should be paid more, and when we fail to achieve one or more key objectives, incentive compensation will be adjusted accordingly, at the Compensation Committee’s discretion.

Incentive compensation is a substantial part of total compensation for senior management and balances short- and long-term performance.  We believe that the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) should increase as the scope and level of the employee’s decision-making responsibilities increase. The design of our incentive compensation program is intended to balance the focus of management on achieving strong annual results while also pursuing significant multi-year growth by achieving aggressive and challenging goals. Participation in the long-term incentive programs increases at higher levels of responsibility to reflect the influence that employees occupying leadership roles have on our business strategy. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders and provides an incentive for achieving our long-term performance objectives.

Compensation levels are not merely competitive but reflect the complexity of our rapidly growing business and the challenges of retaining executive talent in a climate of high demand.  As a rapidly growing mid-sized independent energy company, we strive to retain our executive talent by targeting total executive compensation between the 50th and 75th percentiles of compensation for comparable positions within a select group of mid-sized public, independent energy peer companies similar to us in terms of the complexity of their operations that compete with us for executives. Targeted total executive compensation also reflects the maturity of the executive and the value of his or her expertise in the pursuit of our short- and long-term objectives.

Factors Considered in Determining NEO Total Compensation

Each year the Compensation Committee engages an independent executive compensation consulting firm to provide comparative market data of compensation practices and programs based on analysis of peer competitors, which we refer to collectively as “Survey Data,” and the Compensation Committee directs our Human Resources staff to conduct certain internal compensation analyses. Since 2002, the Compensation Committee has retained Ernst & Young, LLP, or E&Y, as its independent compensation consultant to advise it on all matters related to compensation of our senior management, including our principal executive officer, the Chief Executive Office (“CEO”) and our principal financial officer, the Executive Vice President and Chief Financial Officer (“EVP & CFO” or “CFO”). During 2010, E&Y did not provide any other consulting services or other services to the Company.

In 2010, in addition to our CEO and CFO, the executives named in the Summary Compensation Table and referred to collectively as our Named Executive Officers, or NEOs, include our Executive Vice President and

General Counsel (“EVP & General Counsel” or “General Counsel”), the President of our marketing and gathering subsidiary group (“President-Midstream”), the Senior Vice President, New Ventures and R2 of our exploration and production subsidiaries (“SVP-New Ventures and R2”) and our former Executive Chairman of the Board (“Former Executive Chairman”), who was our Executive Chairman until March 31, 2010 and is currently a non-employee Chairman of the Board. The analyses performed by us and E&Y include a peer group analysis, an analysis of all components of the NEOs’ compensation, an internal pay equity analysis and, with respect to long-term equity incentives, a wealth accumulation analysis. In addition, the Compensation Committee requires E&Y to provide an objective opinion of the appropriateness of the mix of compensation and the total executive compensation levels relative to our executives’ responsibilities.

At a meeting generally held in early December, which we refer to as the “December Compensation Meeting,” the Compensation Committee reviews the compensation of the NEOs and other members of our senior management and makes its compensation determinations for the upcoming fiscal performance cycle at that time. The Compensation Committee bases its decisions on the Survey Data provided by E&Y as well as its assessment of each executive’s level of experience, tenure, position and responsibilities and the appropriate competitive pressures for his or her expertise and skills within the industry. The Compensation Committee balances the scope of the responsibilities and experience of the executive against the competitive compensation levels. With respect to compensation determinations for the NEOs other than the CEO, the Compensation Committee also takes into account the recommendations of the CEO based on his evaluation of each individual’s contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee and CEO jointly discuss the CEO’s proposed compensation package as well. Although post-retirement benefits for our NEOs, with the exception of a Supplemental Retirement Plan and a Non-Qualified Plan (each discussed below under “Pension and Other Retirement Plans”), are provided on the same basis as for other employees and are not taken into consideration in the determination of total compensation, the Compensation Committee also reviews those benefits as well as any perquisites paid to the NEOs at the December Compensation Meeting. The compensation for our Former Executive Chairman for the three months he was employed in 2010 was determined in August 2009 pursuant to the retirement agreement we entered with him. Under the retirement agreement, among other things, our Executive Chairman agreed that the stock-related components of his long-term incentive compensation for 2010 would be awarded solely based on his continuing role as a director and that he would receive no awards as an employee under our Performance Unit Plan. Consequently, certain of the following discussions are not applicable to our Former Executive Chairman. Additional details regarding these retirement arrangements are discussed below under “Retirement of Former Executive Chairman.”

Peer Group Analysis.  We target total compensation for our NEOs between the 50th and 75th percentiles of compensation for a select group of companies that are comparable to us in terms of size, complexity and industry, or the Peer Group. The Peer Group is selected by the Compensation Committee with the assistance of E&Y based on a number of factors, including, but not limited to, types of operations, total revenues, market capitalization and number of employees. The Peer Group is utilized to benchmark each component of compensation as well as total compensation for our NEOs, senior management and the Board of Directors and, to the extent applicable, for determinations of awards and performance targets under our compensation plans. The Peer Group utilized for 2010 compensation purposes was determined in December 2009 and was comprised of the following companies: Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cimarex Energy, Denbury Resources, EOG Resources, Inc., Forest Oil Corporation, Newfield Exploration Co., Noble Energy, Inc., Pioneer Natural Resources Co., Range Resources, Inc., Sandridge Energy, St. Mary Land & Exploration Co. and Ultra Petroleum Corporation and XTO Energy Inc., collectively, the “2010 Peer Group.” The Peer Group utilized for 2011 was the same as for 2010 with the exception of XTO Energy Inc., which was replaced by Devon Energy Corporation. The Compensation Committee approved the annual base salaries and incentive award levels for the NEOs for 2010 and 2011 at meetings held on December 13, 2009 and December 9, 2010, respectively. The 2010 actual cash incentive awards for the NEOs were approved by the Compensation Committee on February 22, 2011.

Components of Compensation.  The Compensation Committee reviews tally sheets prepared by our Corporate Affairs staff in order to determine whether the level of total compensation for our CEO and the other NEOs is reasonable. The tally sheets set forth the aggregate amounts and mix of all components including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan, and the actual projected payout obligations under the Company’s supplemental executive retirement plan under several potential severance and change-in-control scenarios.

Internal Pay Equity.  The Compensation Committee monitors the relationship between the compensation of our executives and the compensation of our non-managerial employees. In addition to considering external market conditions and individual factors when establishing total executive compensation levels, the Compensation Committee views a ten-year historical comparison of the total compensation levels (including salary, cash bonus, long-term incentives and other items of compensation) within our Company between our CEO, our CFO and certain lower paid employees.

Accumulated Wealth Analysis.  The Compensation Committee recognizes that past equity grants may have limited ongoing retention value for executives and that retention value is a key attribute of current equity grants. Nonetheless, the Compensation Committee reviews a summary of the future wealth potential of a NEO’s prior awards under our stock incentive plans prior to determining long-term equity incentive compensation for that executive. We conduct the analysis utilizing three stock price scenarios to calculate the pre-tax value of the holdings. The Compensation Committee is also provided with summary information regarding each NEO’s stock ownership position and exercise and hold behavior.

Tax Deductibility of Compensation Payments.  Section 162(m) of the Internal Revenue Code could potentially limit our ability to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the Summary Compensation Table. In recent years, the Compensation Committee’s need for flexibility in designing effective compensation plans to meet our objectives and respond quickly to marketplace needs has typically outweighed our need to maximize the deductibility of compensation payments. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in our best interests and those of our stockholders.

Total Compensation and Allocation Among Components

We do not have employment agreements with any of the NEOs and the Compensation Committee of our Board of Directors reviews and determines compensation for the NEOs on an annual basis. The Compensation Committee believes that total compensation for our NEOs should consist of:

(i) cash compensation in the form of a base salary and a performance-based annual bonus payable under the Southwestern Energy Company Incentive Compensation Plan, as amended (the “Incentive Plan” or “ICP”), which we collectively refer to as “total cash compensation”;

(ii) equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan, (the “Stock Plan”);

(iii) cash incentive compensation under our 2002 Performance Unit Plan, as amended (the “PUP Plan”), which is designed to compensate our NEOs and employees for achieving our long-term performance objectives;

(iv) retirement, health and welfare benefits; and

(v) perquisites and perquisite allowance payments.

Total compensation for each NEO is targeted in the range of the 50th and 75th percentiles of total compensation paid to comparably ranked executives in the Peer Group (based on total compensation as set forth in the proxy statements of such companies). Total compensation is determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations. Consistent with our compensation philosophy that incentive compensation should be the substantial part of total compensation for senior management and balance short- and long-term performance, generally no more than 30% of each executive’s compensation package is salary and the remainder is at risk and contingent upon company and individual performance.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the total cash payout earned in 2010 on the performance units granted in 2007, the total compensation for 2010 of the NEOs is as set forth in the Summary Compensation Table. In the case of each of the NEOs, 2010 total compensation was above the target level that could be earned based on the Compensation Committee’s targeted compensation for each position under the relevant performance objectives. Consistent with the Company’s compensation philosophy, total compensation for each of the NEOs placed them above the median of competitive total compensation for comparable positions in the 2010 Peer Group based on publicly available data as of the determination date.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value for performance units, the Compensation Committee established targeted total compensation for 2011 for the NEOs above the 50th percentile of competitive total compensation for comparably ranked positions in the 2011 Peer Group, with the percentile for NEOs varying in accordance with the factors discussed below:

2011
Targeted Total
Compensation

President & CEO	$6,435,310
EVP & CFO	$2,668,071
EVP & General Counsel	$1,983,719
President-Midstream	$1,304,165
SVP-New Ventures and R2	$1,210,939

The Compensation Committee’s determination of targeted total compensation for 2011 for the NEOs reflects the variations in the results of the 2011 Peer Group for the positions benchmarked as well as the compensation philosophies with respect to the individual executive officers. For 2011, the difference in our CEO’s compensation as compared to the other NEOs reflects the Compensation Committee’s assessment of his increased responsibilities and his individual performance as well as his business impact and perceived retention value. For the other NEOs, targeted total compensation reflects the weighting of a number of factors as they related to each individual’s circumstances, including size of salary and bonus opportunity in prior years, the relative weighting between long-term equity and cash compensation, the individual’s tenure in his position and performance, the scope and business impact of his position and his retention value. The following are the percentiles of the 2011 Peer Group at which the targeted total compensation for our NEOs were set based on comparable positions: our CEO, 58th percentile; our EVP & CFO, the 80th percentile; our EVP & General Counsel, 65th percentile; our President-Midstream, 75th percentile; and SVP-New Ventures and R2, 77th percentile.

Total Cash Compensation

Total cash compensation for each NEO is generally targeted in the range of the 50th and 75th percentiles of total cash compensation paid to comparable executives in the Peer Group and determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the NEO’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations.

Base Salary.  In establishing the base salaries for our NEOs, the Compensation Committee examines the Peer Group analysis prepared by E&Y in order to determine whether base pay, together with total compensation, is competitive with compensation offered by the Peer Group. In addition to the Peer Group analysis, base salaries are determined based upon consideration of each executive’s performance, responsibilities, qualifications, experience and skills. The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Incentive Compensation Plan, (ii) pension benefits, (iii) company matching portions of 401(k) and non-qualified plan contributions and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive’s entire compensation package.

At the December Compensation Meeting in 2009, the Compensation Committee increased the 2010 salaries of our NEOs as shown in the Summary Compensation Table after consideration of a number of factors, including, but not limited to the results of the analysis conducted by E&Y with respect to the base salary paid at the 50th and 75th percentiles to comparable positions of the 2010 Peer Group, the objective recommendations of E&Y based on Survey Data, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills to us and the extent of his decision-making responsibilities as well as our CEO’s recommendations. With respect to 2011 base salaries, the Compensation Committee utilized the same decision-making criteria at the December Compensation Meeting in 2010, establishing the following 2011 base salaries for our NEOs:

2011
Base Salary

President & CEO	$800,000
EVP & CFO	$475,000
EVP & General Counsel	$400,000
President — Midstream	$330,000
SVP-New Ventures and R2	$320,000

Incentive Plan.  Our Incentive Plan is designed to encourage the achievement of annual (short-term) performance goals by our executives and managers. These goals are designed to increase stockholder value, are determined at the beginning of each annual performance cycle and may be based on (1) production targets, (2) a defined reserve replacement ratio, (3) targeted PVI (which we define as present value added for each dollar of capital invested) on a project or aggregate basis, (4) a targeted return on equity, (5) goals for production, expenses and reserve additions and (6) operational goals in our midstream services business segment, or Midstream. The applicability of each of these criteria in determining awards to senior executives depends on the Compensation Committee’s assessment of the responsibilities of that executive. The Compensation Committee has selected these criteria because they are important indicators of increased stockholder value. The Company sets aggressive performance targets for these criteria and therefore does not publicly disclose the specific objectives. Disclosing specific objectives would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. There is also a discretionary component to the annual incentive award that is determined separately by the Compensation Committee as discussed more fully below.

Although awards under the ICP may be made in cash, restricted shares of common stock, or a combination of cash and restricted shares of common stock. For the last twelve years, the Compensation Committee has determined that all awards under the Incentive Plan would be made in cash. Determinations of the target award levels for each fiscal year are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process. The performance goals for each fiscal performance cycle under the Incentive Plan are determined once the assessment as to whether the performance objectives have been attained for the prior fiscal performance cycle have been made by the Compensation Committee at a meeting held in February (the “February Compensation Meeting”). The bonus opportunities under the Incentive Plan vary based on each executive’s level of responsibility. A portion of each incentive award is based upon the achievement of the executive’s pre-established corporate organizational performance objectives.

Beginning in 2010, the performance objectives for all of our NEOs were changed to the overall corporate performance objectives under the Incentive Plan and the weighting of those measures were as follows: (1) PVI weighted at 30%, (2) production weighted at 27.5%, (3) reserve replacement weighted at 27.5% and (4) return on equity versus a targeted level weighted 15%.

Each participant in the Incentive Compensation Plan is assigned minimum, target and maximum total award levels that are expressed as a percentage of his or her base salary. The target total award is typically benchmarked at the median for cash incentive bonuses of the Peer Group based on the relevant positions. The minimum total target award typically represents one-half of that target while the maximum total award typically represents one and one-half times that target and assumes attainment of maximum performance objectives and the maximum discretionary amount. If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid.

The remaining portion of each award is discretionary based on a subjective evaluation of the executive’s individual performance by the Compensation Committee. Due to the discretionary component, the total award at the minimum level can also reach the target level. Additionally, the Compensation Committee may also issue special awards outside of the ICP based upon an executive’s performance during the year that could result in a total bonus award above the maximum percentage. Minimum, target and maximum award levels are also subject to adjustment based on internal pay equity considerations among the NEO group and the particular value of an individual NEO to the Company.

The award levels for the NEOs were established at the December Compensation Meeting in 2009. The following table sets forth the minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2010 related to the attainment of corporate performance objectives for the NEOs as established by the Compensation Committee as a percentage of base salary:

2010 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
	Min.	Target	Max.	Min.	Target	Max.	Min.	Target	Max.
Name	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
President & CEO	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
EVP & CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
EVP & General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
SVP-New Ventures and R2	30.0	60.0	110.0	70.0	40.0	40.0	100.0	100.0	150.0

For 2010, at the February Meeting in 2011, the Compensation Committee determined that the PVI performance measure was at the maximum level, reserve replacement was between target and maximum performance levels, production was between minimum and target levels and return on equity was below the minimum performance level. In making its determination with respect to discretionary awards under the Incentive Compensation Plan, the Compensation Committee considered management’s accomplishments for the year, which included improving the strength of the Company’s balance sheet in a very difficult commodity price environment, the further building of the Midstream gas gathering and marketing entity and continuing to significantly strengthen the geological, engineering and operations capability for aggressively developing the Fayetteville Shale project and the significant advancement of the Company’s prospective New Ventures projects, including the commencement of its first international activities in New Brunswick, Canada. Based on the Compensation Committee’s recognition of the significant and successful efforts of management in building a solid foundation for the future growth and profitability of the Company and in continuing to achieve record levels of production, reserves and cash flow, the Compensation Committee evaluated the ICP calculations based on organizational performance and provided maximum discretionary awards to each of the NEOs as set forth above. The total ICP awards for NEOs were at or near maximum levels that could be achieved at the Board’s discretion based on the applicable organizational performance component.

The Compensation Committee awarded our NEOs the following bonuses under the ICP, based on the achievement of the applicable performance measures and the exercise of discretion by the Compensation

Committee, with the amounts set forth in the table under “Performance” reflecting the amounts earned by the NEOs based on the achievement of the 2010 performance objectives:

	2010 ICP
	Performance	Discretionary	Total

President & CEO	$884,860	$500,140	$1,385,000
EVP & CFO	$420,220	$237,280	$657,500
EVP & General Counsel	$339,065	$190,535	$529,600
President — Midstream	$281,820	$158,180	$440,000
SVP-New Ventures and R2	$215,937	$123,963	$339,900

At the December Compensation Meeting in 2010, the Compensation Committee established the following minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2011 related to the attainment of corporate performance objectives for the NEOs as a percentage of base salary:

2011 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
	Min.	Target	Max.	Min.	Target	Max.	Min.	Target	Max.
Name	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
President & CEO	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
EVP & CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
EVP & General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
SVP-New Ventures and R2	30.0	60.0	110.0	70.0	40.0	40.0	100.0	100.0	150.0

At the February meeting in 2011, after evaluating the Company’s performance relative to performance goals established for 2010, the Compensation Committee established the performance objectives for 2011. The 2011 performance objectives take into consideration the anticipated economic recovery as well as the continued uncertainty and volatility in natural gas commodity prices but are nonetheless designed to continue to motivate our NEOs to outperform relative to their peers at other companies. The Compensation Committee believes that, assuming external economic factors remain the same, the minimum performance levels should be achievable with some difficulty, while the target and maximum levels represent relatively more challenging degrees of difficulty. Although the Compensation Committee does not assign specific probabilities of achievement to the minimum, target or maximum award levels under the Incentive Plan, the minimum and target goals are generally set to be achievable if the Company achieves the minimum and target levels in its projected business plan. It is the Committee’s intention and expectation in setting the objectives for incentive bonuses to be paid at the target level or above. The maximum award levels are achievable to the extent the Company surpasses its target performance levels by a significant amount. However, since the business plan reflects a number of internal assumptions about factors beyond the Company’s control such as oil and gas prices, access to capital, the cost of supplies and equipment and other third party-related factors, the achievement of our performance measures has varied.

As the following table detailing our corporate performance measure achievement from 2006 through 2010 illustrates, there has been no correlation between past and future achievement of our performance measures:

PAST ICP CORPORATE PERFORMANCE MEASURE ACHIEVEMENT
	Production	PVI	Return on Equity	Reserve Replacement
2006	Below Minimum	Below Minimum	Below Minimum	Above Target

2007	Above Minimum	Above Target	Above Maximum	Above Target

2008	Above Maximum	Above Maximum	Above Maximum	Above Maximum

2009	Above Target	Above Maximum	Above Target	Above Maximum

2010	Above Minimum	At Maximum	Below Minimum	Above Target

Long-Term Incentives

The long-term incentives for the NEOs are awarded pursuant to two plans: (1) the Stock Plan and (2) the PUP Plan. Our long-term incentive program is designed to provide incentives for key employees to focus on the long-term strategic goals of our business and to attract and retain key employees through share ownership. In order to achieve these objectives, long-term incentives for each fiscal year are awarded at the December Compensation Meeting prior to the commencement of the fiscal year. Total long-term incentive compensation for the NEOs is calculated in a manner intended to ensure that targeted total compensation for our NEOs is between the 50th and 75th percentiles in the Peer Group based on the relevant positions. As previously stated, it is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. It is the Compensation Committee’s practice to determine the targeted total compensation and the targeted total cash compensation for each NEO and then to determine long-term incentive compensation based on the difference between the targeted total compensation and targeted total cash compensation. The Compensation Committee determines the overall dollar amount of the long-term incentives and then makes the allocations among the three award types: restricted stock, stock options and performance units. Based upon market data gathered by and discussions with E&Y, long-term incentive compensation for the NEOs is allocated approximately on a one-third basis between restricted stock, stock options and performance units, with variations attributable to the valuation of the options using the Black-Scholes model and the restricted stock component being based on the grant date stock price. As discussed above, the long-term incentives granted to the NEOs for 2011 resulted in 2011 targeted total compensation for the NEOs that ranged from the 58th to the 80th percentiles of total compensation for comparable positions in the 2011 Peer Group.

Stock Plan and Officer Stock Ownership Guidelines.  Under the Stock Plan, the Compensation Committee may grant options to purchase common stock and award shares of restricted stock, restricted stock units and stock appreciation rights, each in such amounts as determined by the Compensation Committee. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other managers with those of our stockholders because the value of such compensation is directly related to appreciation of our stock price. In December 2009, the Board of Directors adopted stock ownership requirements for our executives that require all officers at the senior vice president level and higher to achieve ownership of a number of “qualifying shares” with a market value equal to a multiple of the executive’s applicable base salary within the later of five (5) years after the adoption of the guidelines or three (3) years after first being designated as such an executive. “Qualifying shares” include stock purchased on the open market, stock obtained through stock option exercises, pursuant to the Company’s Employee Stock Purchase Plan or under the Company’s 401(k) Plan, restricted stock and restricted stock units, stock beneficially owned in a trust, by a spouse and/or minor children, and 25% of shares of stock that the executive has the right to acquire through the exercise of stock options (whether or not vested). The market value of the “qualifying shares” each executive is required to own or hold is as follows:

•	Chief Executive Officer: A multiple of four (4) times the executive’s base salary.

•	Executive Vice Presidents: A multiple of three (3) times the executive’s base salary.

•	Senior Vice Presidents: A multiple of two (2) times the executive’s base salary.

We have also implemented a policy that prohibits all employees, including the NEOs, their spouses and members of their household, from hedging the economic risk of ownership of our stock. Specifically, short selling and buying or selling puts, calls or options in respect of our securities are prohibited under our Business Conduct Guidelines. Our Business Conduct Guidelines also prohibit employees, including the NEOs, from engaging in transactions involving our securities when they are in possession of material, non-public information about us or during certain designated “black-out” periods. It is our policy not to issue stock options during “black-out” periods but it is generally our practice to issue options during such periods to newly hired employees and at the December Compensation Meeting, whether or not employees may be in possession of material, non-public information.

The determinations of our regular annual equity incentive awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. At the December Compensation Meetings in 2009 and 2010, the Compensation Committee granted stock options and shares of restricted stock under the Stock Plan for fiscal years 2010 and 2011, respectively. All stock options given to the NEOs in 2009 and 2010 had an exercise price based on the “fair market value” (as defined in the Stock Plan) of our common stock on the date prior to the applicable date of grant, had terms of seven years commencing from the grant date and vest over a period of three years from the grant date. All shares of restricted stock given to the NEOs for fiscal years 2010 and 2011 vest over a four-year period from the date of grant. The unvested stock options and restricted stock awards are forfeited upon termination of employment other than a termination of employment due to death, disability or retirement at age 65 with at least five (5) years of service with us. As discussed below, the awards also vest on a change in control.

Performance Unit Plan.  Our Performance Unit Plan is used to provide long-term cash incentives for our executives and certain employees. The Performance Unit Plan is designed to insure that our long-term strategy is competitive with our peers and that our executives are rewarded with cash for actual long-term performance and not just stock price appreciation. The Plan also complements the equity-based compensation awarded under the Stock Plan by providing additional awards for enhancing our long-term value and mitigating the effect of stockholder dilution. The determinations of performance unit awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. Because the Performance Unit Plan is tied to operating performance success metrics over a three-year period, it also provides a supplementary long-term retention component. Actual payout occurs more than three years after the awards are given and is determined by the attainment of certain threshold, target and maximum performance objectives, which pay $500 per unit at the threshold level, $1,000 per unit at the target level and $2,000 per unit at the maximum level, at the end of the three-year period. Performance objectives are calculated weighing three-year total stockholder return versus the Peer Group at the time of the award and a performance measure known as a “reserve replacement efficiency ratio” (determined by dividing pre-tax operating cash flow by finding and development costs) versus the target and the Peer Group at the time of the award. The Company does not assign specific probabilities of achievement to the minimum, target or maximum award levels under the Performance Unit Plan. The target goals are set, at the beginning of the performance period, to be achievable if the Company achieves its business plan for the relevant performance period. Because the performance units are awarded annually and cover a three-year performance cycle, the units granted over any three-year period necessarily overlap and the achievement of a performance measure in the earliest performance cycle may affect the level of achievement of the next two performance cycles. By way of example, since two of the years included in the performance cycle ended December 31, 2009 are also part of the performance cycle ended December 31, 2010, it is unlikely that there will be a substantial change in the level of achievement on an annual basis. The assessment as to whether the performance objectives have been attained for the performance units awarded in any given fiscal year are made by the Compensation Committee when the Peer Group results are finalized, approximately three years following the year in which the award was made. At the December Compensation Meetings in 2009 and 2010, the Compensation Committee granted performance units to the NEOs for fiscal years 2010 and 2011, respectively. In March 2011, the Compensation Committee determined that the level of achievement of the performance objectives for the three-year cycle ended December 31, 2010 was at the maximum level, resulting in the payment of approximately $2,000 per unit and our NEOs were paid $720,000 for our CEO; $1,000,000 for our CFO; $568,000 for our EVP & General Counsel; $400,000 for our President-Midstream; $380,000 for our SVP-New Ventures and R2; and $1,379,562 for our Former Executive Chairman.

Total Long-Term Incentives.  The total long-term incentive compensation for the NEOs is typically compared to information provided regarding total long-term incentive compensation at the 50th and 75th percentiles in the Peer Group based on the relevant positions. At the December Compensation Meeting in 2009, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2010, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2010 Total Long-Term Incentives(1)
		Restricted
	Options	Stock	PUPs	Total

President & CEO	$1,318,668	$1,247,967	$1,334,000	$3,900,635
EVP & CFO	$478,104	$452,510	$483,000	$1,413,614
EVP & General Counsel	$329,667	$311,992	$333,000	$974,659
President — Midstream	$313,271	$296,514	$317,000	$926,785
SVP-New Ventures and R2	$197,844	$187,358	$200,000	$585,202

(1)	Pursuant to the terms of the retirement agreement we entered into with our Executive Chairman in August 2009, the stock-related components of his long-term incentive compensation for 2010 were awarded based on his continuing role as a director and he received no awards under the PUP Plan.

At the December Compensation Meeting in 2010, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2011, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2011 Total Long-Term Incentives
		Restricted
	Options	Stock	PUPs	Total

President & CEO	$1,405,753	$1,395,557	$1,434,000	$4,235,310
EVP & CFO	$523,176	$519,395	$533,000	$1,575,571
EVP & General Counsel	$359,589	$357,129	$367,000	$1,083,719
President — Midstream	$111,194	$110,471	$340,000	$561,665
SVP-New Ventures and R2	$189,595	$188,344	$193,000	$570,939

Health, Welfare and Retirement Benefits

We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their current occupation while disability coverage for all other employees applies only if they are unable to perform any occupation. In addition, monthly disability benefits for our officers are capped at $16,000, as opposed to $7,500 for all other employees.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Plan.

All employees are generally eligible for the 401(k) Plan and the Pension Plan and the NEOs participate in those plans on the same basis as other employees. The 401(k) Plan allows a participant to elect to contribute a percentage of their eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2010 plan year, (i) a participant’s compensation in excess of $245,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $195,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 3.7% for our CFO, who was a participant in the plan as of January 1, 1998. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan. Additional information about the Pension Plan is provided below following the Pension Plan Table.

The SERP allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change in control arrangements between us and the NEOs. An executive’s benefits under the SERP do not vest until the executive has completed three years of service with us and the credit of the additional three years may be utilized to satisfy this requirement. At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The remuneration covered by the Pension Plan and the SERP includes wages and salaries but excludes incentive awards, bonuses and fees. Additional information about the SERP is provided below following the Pension Plan Table.

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Plan. The Non-Qualified Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

Retirement of Former Executive Chairman.  In August 2009, in order to effect a smooth transition of our CEO functions, we entered into a retirement agreement with our Executive Chairman that provided him with certain limited benefits following his retirement in exchange for his agreement to delay his retirement until March 31, 2010.

Because our Executive Chairman had more than five years of service and was age 65 at the time of his retirement, all of his unvested restricted stock and unvested stock options vested and/or became exercisable as of his retirement date pursuant to the terms of our standard award agreements. Pursuant to the terms of our standard award agreements for options issued on or after December 7, 2005, all of our Executive Chairman’s options issued on or after December 7, 2005 will remain exercisable until their respective original expiration dates as set forth in the stock option agreements. Under the terms of the retirement agreement, all of our Executive Chairman’s options issued prior to December 7, 2005 will also remain exercisable until their respective original expiration dates. In addition, we have agreed under the retirement agreement to provide our Executive Chairman with fully equipped office space (which office space may be located at a location separate from our Houston headquarters), including computers, telephones, portable communication devices and secretarial and IT support that are the same as or similar to what we provided as of the date of his retirement for a period of five (5) years following the retirement date. Pursuant to the retirement agreement, our Executive Chairman provided to the Company general releases with respect to claims arising out of his employment, or retirement from employment, with us.

Perquisites, Allowances and Other Benefits

The type and amount of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2010, the primary perquisites for our NEOs are the payment of dues for one social club designated by us, a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year ($10,000 for SVP-New Ventures and R2), a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of senior management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. We also may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a Named Executive Officer, is reflected in “All Other Compensation” in the Summary Compensation Table.

Severance and Other Change in Control Benefits

We believe that our senior management and other key employees are the primary reason for our success and that it is important to protect them in the event their employment is terminated in connection with a change in control or they elect in certain circumstances to leave us following a change in control. Therefore, we have entered into a severance agreement with each of our NEOs that entitles them to receive a payment if within three years after a “change in control,” (i) the executive’s employment is terminated without “cause” or (ii) they voluntarily terminate employment with us for “good reason.” “Cause,” when used in connection with the termination of an executive’s employment, means (a) a willful and continued failure by the executive substantially to perform his duties and obligations to us (other than any such failure resulting from his disability) that continues after we have given notice thereof or (b) the willful engaging in misconduct which is materially injurious to us. For purposes of this definition, no act, or failure to act, on an executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interests. “Good reason” includes (i) a reduction in the executive’s employment status or responsibilities, (ii) a reduction in the executive’s base salary, (iii) a change in the executive’s principal work location of more than 40 miles and (iv) certain adverse changes in our incentive or other benefit plans.

The severance agreements do not provide severance benefits outside the context of a change in control. The severance payment for each of the NEOs is equal to the product of 2.99 (2.0 for SVP-New Ventures and R2) and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan and we have agreed to make additional payments to our NEOs for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits and perquisites from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer. As previously discussed under “Health, Welfare and Retirement Benefits” and “Perquisites, Allowances and Other Benefits,” each officer will also be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our various long-term incentive plans and option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our Incentive Compensation Plan also provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

For purposes of the severance agreements and our plans, a “change in control” includes (i) the acquisition by any person (other than, in certain cases, one of our employees) of 20% or more of our voting securities, (ii) approval by our stockholders of an agreement to merge or consolidate us with another corporation (other than certain corporations controlled by or under common control with us), (iii) certain changes in the composition of our Board of Directors, (iv) any change in control which would be required to be reported to the stockholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a “change in control” or that there will be a “change in control” upon the occurrence of certain specified events and such events occur.

To the extent applicable, it is intended that the severance agreements comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided under the severance agreements in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the NEO. If the Compensation Committee determines that the NEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or delayed commencement of any benefit under the severance agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable under the agreement in connection with the NEO’s termination of employment will be delayed and paid, with interest, in a single lump sum six months and one day thereafter (or if earlier, the date of the NEO’s death). Amounts payable under the severance agreement upon the NEO’s termination or severance of employment with us that constitute deferred compensation under Section 409A of the Code will not be paid prior to the NEO’s “separation from service” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under the severance agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code.

The estimated amounts that would have been paid to our NEOs if the change in control payments described above had been triggered as of December 31, 2010 is disclosed under “Executive Compensation — Potential Payouts Upon Change in Control and Termination.”

Recoupment Policy Relating to Unearned Incentive Compensation

If the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by a NEO and certain other officers was a significant contributing factor to us having to restate all or a portion of our financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. To the extent permitted by applicable law, the Board will, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the officer after January 1, 2010, cause the cancellation of restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been materially lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer’s obligations to us as it may deem appropriate in view of all the facts surrounding the particular case.

Board Process

The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other NEOs’ compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan and the actual projected payout obligations under the Company’s SERP under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other NEOs.

Based on the review process set out above, the Compensation Committee finds the CEO’s and other NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee

VELLO A. KUUSKRAA, CHAIRMAN
ROBERT L. HOWARD
KENNETH R. MOURTON

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company during 2010 for services in all capacities of the CEO, CFO, the next three highest paid executive officers of the Company and its subsidiaries as well as for the Company’s former Executive Chairman, who would have been one of the next three highest paid executives if he had been employed by the Company at year-end.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Steven L. Mueller	2010	720,000	500,140	1,395,557	1,405,753	1,604,860	45,715	65,770	5,737,795
President and Chief	2009	530,000	299,170	1,247,967	1,318,668	750,830	32,303	45,120	4,224,058
Executive Officer	2008	263,115	143,065	2,059,538	1,080,497	436,935	14,625	1,199,733	5,197,508
Greg D. Kerley	2010	460,000	237,280	519,395	523,176	1,420,220	129,897	63,117	3,353,085
Executive Vice President	2009	440,000	222,793	452,510	478,104	1,224,207	108,404	61,427	2,987,445
and Chief Financial Officer	2008	420,000	210,000	292,380	498,515	1,273,125	87,229	215,497	2,996,746
Mark K. Boling	2010	385,000	190,535	357,129	359,589	907,065	32,822	58,161	2,290,301
Executive Vice President and	2009	370,000	178,833	311,992	329,667	959,167	30,104	41,204	2,220,967
General Counsel	2008	350,000	160,000	216,601	369,194	964,375	27,189	173,525	2,260,884
Gene A. Hammons	2010	320,000	158,180	110,471	111,194	681,820	23,604	36,324	1,441,593
President, Southwestern	2009	300,000	143,479	296,514	313,271	766,521	21,148	29,179	1,870,112
Midstream Services Company(1)	2008	285,000	127,715	194,818	332,291	701,785	19,055	140,388	1,801,052
John D. Thaeler	2010	310,000	123,963	188,344	189,595	595,937	28,168	42,668	1,478,675
Senior Vice President, New Ventures	2009	300,000	119,088	187,358	197,844	668,912	25,983	41,787	1,540,972
and R2, SEECO, Inc.(1)	2008	280,000	109,973	130,083	221,580	421,315	23,333	208,985	1,395,269
Harold M. Korell	2010	219,228	—	—	—	1,379,562	24,204	50,655	1,673,649
Former Executive Chairman(2)	2009	672,916	460,584	81,867	86,570	2,878,416	141,739	499,624	4,821,716
	2008	675,000	454,750	867,937	1,479,144	3,024,000	131,567	583,705	7,216,103

(1)	Mr. Hammons is the President of Southwestern Midstream Services Company and its subsidiaries. Mr. Thaeler is the Senior Vice President of SEECO, Inc., Southwestern Energy Production Company and SWN Resources Canada, Inc. Each of these entities is a wholly-owned subsidiary of the Company.

(2)	On March 31, 2010, Mr. Korell retired as an employee and is now serving as Chairman of the Board of Directors for the Company. The compensation reflected in the Summary Compensation Table (“SCT”) is compensation received as an employee during the first quarter of 2010. The compensation paid to Mr. Korell as a Director during 2010 is not reflected in the SCT, but is included under the heading “Outside Director Compensation.”

(3)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the Incentive Compensation Plan based on the Compensation Committee’s evaluation of each officer’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

(4)	The amounts relate to restricted stock and options awarded to each Named Executive Officer pursuant to the Stock Plan, as described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Stock Plan.” The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31,

2010. Additional information regarding restricted stock and option awards made in 2010 can be found below in the table entitled “Grants of Plan-Based Awards.”

(5)	The amounts stated in this column represent, (a) the portion of the annual incentive compensation bonus based upon performance measures as discussed above, and (b) the total estimated payout earned during 2010 on the performance units awarded to each NEO in 2007 pursuant to the Performance Unit Plan. The PUP Plan is described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Performance Unit Plan.”

(6)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2009 through December 31, 2010 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Plan. The Pension Plan, the SERP and the Non-Qualified Plan are described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Health, Welfare and Retirement Benefits.”

(7)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Plans, life insurance premiums, car allowance, financial and estate planning, and matching charitable contributions by the Company. The items included in the column entitled “All Other Items”, consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2010, none of which individually exceed $10,000. The following table provides additional detail regarding the amounts in this column:

Incremental Cost of All Other Compensation Provided
To Named Executive Officers in 2010

	401(k) and			Financial
	Nonqualified	Life	Car	and Estate	Charitable
	Matching	Insurance	Allowance	Planning	Match	All Other	TOTAL
Name	($)	($)	($)	($)	($)	Items	($)

Steven L. Mueller	32,400	4,684	7,380	—	10,000	11,306	65,770
Greg D. Kerley	20,700	3,536	7,380	18,500	—	13,001	63,117
Mark K. Boling	17,325	3,205	7,380	18,500	—	11,751	58,161
Gene A. Hammons	14,400	2,918	7,380	5,140	—	6,486	36,324
John D. Thaeler	13,950	2,874	7,380	9,870	—	8,594	42,668
Harold M. Korell	9,865	1,039	1,845	16,525	—	21,381	50,655

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2010 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)			(f)	(g)	(h)	(i)	(j)	(k)	(l)
											Stock	Option		Grant Date
								Estimated Future Payouts			Awards:	Awards:	Exercise or	Fair Value
			Estimated Future Payouts Under Non-Equity					Under			Number of	Number of	Base Price	of Stock
			Incentive Plan Awards					Equity Incentive Plan Awards			Shares of	Securities	of Option	and Option
	Grant		Threshold	Target	Maximum	Units		Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date(1)		($)	($)	($)	(#)		(#)	(#)	(#)	Units	Options	($/sh)(2)	($)(3)

Steven L. Mueller	—		717,000	1,434,000	2,868,000	1,434	(4)	—	—	—	—	—	—	—

	12/9/2010	(5)	—	—	—	—		—	—	—	38,530	—	—	1,395,557

	12/9/2010	(6)	—	—	—	—		—	—	—	—	74,590	36.22	1,405,753

	—	(7)	1,400,000	1,400,000	2,100,000	—		—	—	—	—	—	—	—

Greg D. Kerley	—		266,500	533,000	1,066,000	533	(4)	—	—	—	—	—	—	—

	12/9/2010	(5)	—	—	—	—		—	—	—	14,340	—	—	519,395

	12/9/2010	(6)	—	—	—	—		—	—	—	—	27,760	36.22	523,176

	—	(7)	617,500	617,500	926,250	—		—	—	—	—	—	—	—

Mark K. Boling	—		183,500	367,000	734,000	367	(4)	—	—	—	—	—	—	—

	12/9/2010	(5)	—	—	—	—		—	—	—	9,860	—	—	357,129

	12/9/2010	(6)	—	—	—	—		—	—	—	—	19,080	36.22	359,589

	—	(7)	500,000	500,000	750,000	—		—	—	—	—	—	—	—

Gene A. Hammons	—		170,000	340,000	680,000	340	(4)	—	—	—	—	—	—	—

	12/9/2010	(5)	—	—	—	—		—	—	—	3,050	—	—	110,471

	12/9/2010	(6)	—	—	—	—		—	—	—	—	5,900	36.22	111,194

	—	(7)	412,500	412,500	618,750	—		—	—	—	—	—	—	—

John D. Thaeler	—		96,500	193,000	386,000	193	(4)	—	—	—	—	—	—	—

	12/9/2010	(5)	—	—	—	—		—	—	—	5,200	—	—	188,344

	12/9/2010	(6)	—	—	—	—		—	—	—	—	10,060	36.22	189,595

	—	(7)	320,000	320,000	480,000	—		—	—	—	—	—	—	—

Harold M. Korell(8)	—		—	—	—	—		—	—	—	—	—	—	—

(1)	As discussed in more detail below and (a) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives,” on December 9, 2010, the Compensation Committee granted each NEO, long-term incentives which were split between restricted stock, options, and performance units; and, (b) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan,” short-term cash incentives through the Incentive Compensation Plan.

(2)	All stock options granted in 2010 have an exercise price equal to the “Fair Market Value” of the Company’s common stock on the date of grant. The “Fair Market Value,” as defined in the Stock Plan, is “the closing sale price on the immediately preceding business day of a share of common stock as reported on the principal securities exchange on which shares of common stock are then listed or admitted to trading.”

(3)	The dollar value stated for the restricted stock and options reflect the number of shares granted in 2010 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2010.

(4)	The performance units were issued under the PUP Plan. Each performance unit has a threshold ($500/unit), target ($1,000/unit), and maximum ($2,000/unit) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2010 will vest ratably over a period of three years from the date of grant, and payout occurs at the end of the three-year period.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the Stock Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement, or a “change in control.”

(6)	The stock options were granted under the Stock Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a

“change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)	Pursuant to the Incentive Compensation Plan, the Compensation Committee determined the annual target bonus level on each NEO for the 2011 fiscal year on December 9, 2010. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

(8)	Mr. Korell received long term incentives in 2010 in the form of restricted stock and options for his services as an Outside Director; therefore, the 2010 awards are reflected under the heading “Outside Director Compensation — Total Outside Director Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2010 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market or
				Equity						Plan	Payout
				Incentive Plan						Awards:	Value of
				Awards:						Number of	Unearned
	Number of	Number of		Number of			Number of		Market	Unearned	Shares,
	Securities	Securities		Securities			Shares or		Value of	Shares, Units	Units or
	Underlying	Underlying		Underlying			Units of		Shares or	or Other	Other
	Unexercised	Unexercised		Unexercised	Option		Stock that		Units of	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Stock that	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Have Not	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		Vested ($)(1)	(#)	($)

Steven L. Mueller	11,666	5,834	(2)	—	44.34	6/2/2015	19,315	(3)	722,960	—	—
	31,640	15,820	(5)	—	30.68	12/11/2015	5,650	(6)	211,480	—	—
	20,106	40,214	(7)	—	40.73	12/10/2016	22,980	(8)	860,141	—	—
	—	74,590	(9)	—	36.22	12/9/2017	38,530	(10)	1,442,178	—	—
Greg D. Kerley	152,076	—		—	1.43	12/11/2012	—		—	—	—
	216,718	—		—	2.64	12/10/2013	—		—	—	—
	102,656	—		—	6.23	12/9/2011	—		—	—	—
	41,785	—		—	17.75	12/8/2012	—		—	—	—
	38,783	—		—	20.34	12/11/2013	—		—	—	—
	40,201	—		—	27.18	12/13/2014	3,055	(4)	114,349	—	—
	21,073	10,537	(5)	—	30.68	12/11/2015	4,765	(6)	178,354	—	—
	7,290	14,580	(7)	—	40.73	12/10/2016	8,333	(8)	311,904	—	—
	—	27,760	(9)	—	36.22	12/9/2017	14,340	(10)	536,746	—	—
Mark K. Boling	14,174	—		—	2.64	12/10/2013	—		—	—	—
	16,064	—		—	6.23	12/9/2011	—		—	—	—
	33,860	—		—	17.75	12/8/2012	—		—	—	—
	33,280	—		—	20.34	12/11/2013	—		—	—	—
	24,860	—		—	27.18	12/13/2014	1,730	(4)	64,754	—	—
	15,606	7,804	(5)	—	30.68	12/11/2015	3,530	(6)	132,128	—	—
	5,026	10,054	(7)	—	40.73	12/10/2016	5,745	(8)	215,035	—	—
	—	19,080	(9)	—	36.22	12/9/2017	9,860	(10)	369,060	—	—
Gene A. Hammons	19,003	—		—	20.34	12/11/2013	—		—	—	—
	17,560	—		—	27.18	12/13/2014	1,220	(4)	45,665	—	—
	14,046	7,024	(5)	—	30.68	12/11/2015	3,175	(6)	118,840	—	—
	4,776	9,554	(7)	—	40.73	12/10/2016	5,460	(8)	204,368
	—	5,900	(9)	—	36.22	12/9/2017	3,050	(10)	114,162
John D. Thaeler	10,640	—		—	2.64	12/10/2013	—		—	—	—
	3,146	—		—	17.75	12/8/2012	—		—	—	—
	17,237	—		—	20.34	12/11/2013	—		—	—	—
	16,680	—		—	27.18	12/13/2014	1,160	(4)	43,419	—	—
	9,366	4,684	(5)	—	30.68	12/11/2015	2,120	(6)	79,352	—	—
	3,016	6,034	(7)	—	40.73	12/10/2016	3,450	(8)	129,134	—	—
	—	10,060	(9)	—	36.22	12/9/2017	5,200	(10)	194,636	—	—
Harold M. Korell(11)	187,013	—		—	1.21	12/20/2011	—		—	—	—
	690,192	—		—	1.43	12/11/2012	—		—	—	—
	451,598	—		—	2.64	12/10/2013	—		—	—	—
	277,776	—		—	6.23	12/9/2011	—		—	—	—
	116,285	—		—	17.75	12/8/2012	—		—	—	—
	117,083	—		—	20.34	12/11/2013	—		—	—	—
	75,301	—		—	27.18	12/13/2014	—		—	—	—
	93,790	—		—	30.68	12/11/2015	—		—	—	—
	3,960	—		—	40.73	12/10/2016	—		—	—	—
	—	4,550	(12)	—	36.22	12/9/2017	2,350	(13)	87,961	—	—

(1)	The market value of the unvested shares was calculated using the New York Stock Exchange closing stock price on December 31, 2010, of $37.43 per share.

(2)	Stock options granted on June 2, 2008 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting date of 6/2/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(3)	Restricted stock granted on June 2, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 6/2/2011 and 6/2/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(4)	Restricted stock granted on December 13, 2007 under the Stock Plan vests at the rate of 25% per year, with vesting date of 12/13/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(5)	Stock options granted on December 11, 2008 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting date of 12/11/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	Restricted stock granted on December 11, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/11/2011 and 12/11/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(7)	Stock options granted on December 10, 2009 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/10/2011, and 12/10/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(8)	Restricted stock granted on December 10, 2009 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/10/2011, 12/10/2012, and 12/10/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(9)	Stock options granted on December 9, 2010 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/9/2011, 12/9/2012, and 12/9/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(10)	Restricted stock granted on December 9, 2010 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/9/2011, 12/9/2012, 12/9/2013 and 12/9/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(11)	Pursuant to the terms and conditions of the Stock Plan and the Restricted Stock and Incentive Stock Option Agreements, all unvested restricted stock and option awards were accelerated on the date of Mr. Korell’s retirement from the Company.

(12)	Nonqualified stock options granted for services as a Director on December 9, 2010 under the Stock Plan vest at the rate of 33 1/3% per year, with vesting dates of 12/9/2011, 12/9/2012, and 12/9/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(13)	Restricted stock granted for services as a Director on December 9, 2010 under the Stock Plan vest at the rate of 25% per year, with vesting dates of 12/9/2011, 12/9/2012, 12/9/2013, and 12/9/2014, or immediately upon death, disability, or normal retirement or a “change in control.”

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2010 and the realized value thereon with respect to each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)(1)	($)(2)	(#)	($)(3)

Steven L. Mueller	—	—	20,143	764,167
Greg D. Kerley	159,663	4,795,283	11,135	398,735
Mark K. Boling	—	—	7,635	273,191
Gene A. Hammons	4,917	54,603	6,228	222,736
John D. Thaeler	29,057	605,458	4,955	177,319
Harold M. Korell	361,037	11,484,842	42,728 (4)	1,739,884

(1)	Includes the following number of shares which were exercised and held by each NEO: 159,663 shares, Mr. Kerley; 4,917 shares, Mr. Hammons; 29,057 shares, Mr. Thaeler; and, 261,036 shares, Mr. Korell.

(2)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(3)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date.

(4)	Pursuant to the terms and conditions of the Stock Plan and the Restricted Stock Agreements, all unvested restricted stock awards received by Mr. Korell as an employee of the Company were accelerated on the date of Mr. Korell’s retirement from the Company.

Pension Benefits

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Company sponsors the Southwestern Energy Company Pension Plan (the “Pension Plan”) and the SERP. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The purpose of the SERP is to provide employees with the pension benefits they would have received if the Pension Plan were not subject to certain IRS limitations. Executives do not earn or accrue above-market or preferential earnings on their accounts.

Benefits under the Pension Plan and the SERP are earned based upon (a) 1.5% of the compensation (as defined in the plans) earned multiplied by the number of years of credit service, frozen as of January 1, 1998, and (b) an additional monthly benefit equal to the amount provided by the cash balance provision of the Pension Plan as discussed in “Health, Welfare and Retirement Benefits.” Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. Participants in the SERP will receive credit for three additional years of service upon a change in control.

For purposes of determining benefits under the Pension Plan and the SERP, the employee’s base salary or wages are utilized. No bonus payments or other forms of compensation are factored in when determining benefits. Early retirement is available for employees who attain age 55 and have completed five years of service. However, since the accumulated benefits in the table above can be paid via a lump sum, the practical effect is that any employee who completes three years of service may leave the Company and take their pension benefit in a lump sum.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2010:

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Steven L. Mueller	Southwestern Energy Company Pension Plan	3	39,327	—
	Southwestern Energy Company Supplemental Retirement Plan	3	53,316	—
Greg D. Kerley	Southwestern Energy Company Pension Plan	21	562,567	—
	Southwestern Energy Company Supplemental Retirement Plan	21	278,175	—
Mark K. Boling	Southwestern Energy Company Pension Plan	9	150,010	—
	Southwestern Energy Company Supplemental Retirement Plan	9	45,478	—
Gene A. Hammons	Southwestern Energy Company Pension Plan	6	84,629	—
	Southwestern Energy Company Supplemental Retirement Plan	6	13,215	—
John D. Thaeler	Southwestern Energy Company Pension Plan	11	175,852	—
	Southwestern Energy Company Supplemental Retirement Plan	11	12,195	—
Harold M. Korell(2)	Southwestern Energy Company Pension Plan	14	437,267	27,645
	Southwestern Energy Company Supplemental Retirement Plan	14	603,007	603,007

(1)	The change in the actuarial present value of the NEO’s accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated utilizing a discount rate of 5.50% and the 1994 Group Annuity Mortality Tables.

(2)	Pursuant to the terms and conditions of the Southwestern Energy Company Pension Plan, Mr. Korell is now receiving a monthly benefit in the amount of $3,071.64. In addition, Mr. Korell received a lump sum cash payout from the SERP in the amount of $603,007.

Non-Qualified Deferred Compensation

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Southwestern Energy Company Non-Qualified Retirement Plan (the “Non-Qualified Plan”) was established to allow eligible employees to defer income and receive a match on the same basis as the 401(k) Plan. Participants in the Non-Qualified Plan may defer all or a portion of their annual salary or annual incentive payments. The Non-Qualified Plan is not considered to be a “funded” plan under IRS rules and as such, the participants are deemed to be general creditors of the Company.

Investment selections are requested by the participants and generally mirror the investment choices and timing of any investment changes as in the 401(k) Plan. No above-market or preferential earnings are paid on any of the balances. Withdrawals may only be made upon the participant’s termination, retirement, death or disability.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2010 and the balance at year-end 2010 under the Non-Qualified Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year-End
Name	($)	($)(1)	($)	($)	($)

Steven L. Mueller	28,600	21,150	11,058	—	95,350
Greg D. Kerley	13,775	9,638	(546,390)	—	2,040,819
Mark K. Boling	23,063	6,272	80,634	—	804,966
Gene A. Hammons	31,917	3,338	20,284	—	173,310
John D. Thaeler	15,479	2,906	(583,290)	—	2,425,816
Harold M. Korell	89,161	—	(363,519)	(2)	3,821,528

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

(2)	Pursuant to the terms and conditions of the Non-Qualified Plan, a cash distribution in the amount of $3,821,528 was made to Mr. Korell on January 7, 2011.

Potential Payouts Upon Change in Control and Termination

Our NEOs are only entitled to severance or similar payments upon a termination of their employment in connection with a change in control. The following table sets forth the change in control payments that would have been made to our NEOs based on a hypothetical termination date of December 31, 2010 if a change in control had occurred as of such date.

	Total Potential Change-in-Control Payments
	Mr. Mueller	Mr. Kerley	Mr. Boling	Mr. Hammons	Mr. Thaeler

Base Salary	$2,392,000	$1,420,250	$1,196,000	$986,700	$640,000
ICP Bonus(1)	6,779,140	3,006,268	2,432,435	2,008,243	1,083,063
Health & Welfare Benefits	89,833	115,447	111,289	98,706	88,015
SERP Payout	128,700	133,618	69,188	57,450	55,725

Subtotal	9,389,673	4,675,583	3,808,912	3,151,099	1,866,803
Fair market value of accelerated long-term compensation	4,136,578	1,778,418	1,248,478	1,078,378	713,771
Tax gross-up	5,121,883	—	—	1,516,712	—

TOTAL	$18,648,134	$6,454,001	$5,057,390	$5,746,189	$2,580,574

(1)	Includes the current year discretionary portion of the ICP target bonus plus the portion of the ICP payable in the event the payment provisions of the Severance Agreement are triggered.

As discussed above in “Severance and Other Change in Control Benefits,” the Company has severance agreements in place with the NEOs that provide severance benefits in the event of a change in control. The table above is based upon a change in control and the employee is terminated for “cause” or voluntarily leaves for “good reason” (a “double trigger”) as of the last day of 2010. The base salary and ICP bonus are calculated based on the product of 2.99 (or, in the case of our SVP-New Ventures and R2, 2.0) and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity under the Incentive Compensation Plan. The health and welfare benefits, additional retirement benefits and perquisites are assumed to continue for three years as provided in the severance agreement and are calculated using 2010 amounts. The calculation of the fair market value of accelerated equity compensation utilizes the Company’s stock price as December 31, 2010 for stock options and restricted stock and includes the unpaid performance units at their target level. The tax gross-up amount is an estimate of what would be reimbursed to the NEO for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

OUTSIDE DIRECTOR COMPENSATION

During 2010, the Board of Directors held eight meetings, two of which were telephonic; the Audit Committee held four meetings; the Compensation Committee held two meetings; the Retirement Committee held five meetings; and the Nominating and Governance Committee held three meetings, one of which was telephonic. Our non-employee directors received the following amounts in 2010:

Fees Earned or Paid in Cash to Outside Directors in 2010

						Nominating
			Presiding			and		SWN
	Annual	Chairman	Director	Audit	Compensation	Governance	Retirement	Board
	Retainer	Fee	Fee	Committee	Committee	Committee	Committee	Meetings	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)

Lewis E. Epley, Jr.	50,000	—	—	—	—	16,500 (1)	10,000	13,000	89,500
Robert L. Howard	50,000	—	15,000	8,000	4,000	4,500	—	13,000	94,500
Harold M. Korell	41,667	50,000	—	—	—	—	—	11,000	102,667
Vello A. Kuuskraa	50,000	—	—	6,000	16,000 (2)	—	—	11,000	83,000
Kenneth R. Mourton	50,000	—	—	28,000 (3)	4,000	4,500	10,000	13,000	109,500
Charles E. Scharlau	50,000	—	—	—	—	—	22,000 (4)	13,000	85,000
Alan H. Stevens	20,833	—	—	—	—	—	—	4,000	24,833

(1)	Includes $12,000 annual retainer fee paid to Mr. Epley as Chairman of the Nominating and Governance Committee.

(2)	Includes $12,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(3)	Includes $20,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

(4)	Includes $12,000 annual retainer fee paid to Mr. Scharlau as Chairman of the Retirement Committee.

Directors received total compensation as indicated in the table below for fiscal year 2010, including long-term incentive compensation in the form of restricted stock and stock options:

Total Outside Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value
					and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(4)	($)(2)(4)	($)	($)	($)(3)	($)

Lewis E. Epley, Jr.	89,500	85,117	85,751	—	—	17,656	278,024
Robert L. Howard	94,500	85,117	85,751	—	—	2,000	267,368
Harold M. Korell	102,667	85,117	85,751	—	—	437,936	711,471
Vello A. Kuuskraa	83,000	85,117	85,751	—	—	2,000	255,868
Kenneth R. Mourton	109,500	85,117	85,751	—	—	15,243	295,611
Charles E. Scharlau	85,000	85,117	85,751	—	—	13,832	269,700
Alan H. Stevens	24,833	108,021	108,848	—	—	4,378	246,080

(1)	Included in this column are an annual retainer fee, chairman fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2010.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2010.

(3)	The amounts indicated in this column include director and spouse travel expenses in 2010 by all outside directors, health insurance provided by the Company for Messrs. Epley, Korell, Mourton, Scharlau, and Stevens. Also included are $13,837 and $4,560, respectively, for the use of office space and/or secretarial support, computers and telephones provided to Mr. Korell and Mr. Scharlau. Also included in “All Other Compensation” are the amounts paid under the Company’s charitable gift matching program. The charitable gift match for Messrs. Epley and Mourton total $10,000 each. In the case of Mr. Korell, the charitable gift match for 2010 includes a contribution of $416,667 to the Colorado School of Mines. The charitable contribution to the Colorado School of Mines reflects the 2010 portion of a total $1.25 million charitable contribution to be made by the Company, payable in three equal annual installments, to commemorate Mr. Korell’s retirement as Chief Executive Officer of the Company, which Mr. Korell matched.

(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2010 for each director is set out in the table below:

			Number of Shares or
	Securities Underlying	Securities Underlying	Units of Stock that
	Unexercised Options	Unexercised Options	Have Not Vested
Name	Exercisable (#)	Unexercisable (#)	(#)

Lewis E. Epley, Jr.	164,093	8,947	5,058
Robert L. Howard	100,093	8,947	5,058
Harold M. Korell	2,012,998	4,550	2,350
Vello A. Kuuskraa	100,093	8,947	5,058
Kenneth R. Mourton	36,093	8,947	5,058
Charles E. Scharlau	22,333	8,947	5,058
Alan H. Stevens	—	5,900	3,050

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2010 was based upon total compensation received by outside directors in the 2010 Peer Group as determined by the independent compensation consultants and was at the 57th percentile (“Baseline Compensation”). The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2010 was allocated 50% to stock option awards and 50% to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock on the date of the award. In connection with his election as a Director, on September 1, 2010, Mr. Stevens was granted 700 shares of restricted stock and 1,350 nonqualified stock options at an exercise price of $32.72 per share.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) targeted for each outside director in 2011 was based upon the total compensation received by outside directors in 2010. Each director serving as of December 9, 2010 was granted 2,350 shares of restricted stock and nonqualified stock options to purchase 4,550 shares of the Company’s common stock at an exercise price of $36.22 per share.

The restricted stock awarded to the directors will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Korell, Epley, Howard, Scharlau, and Kuuskraa, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors since they meet the age and five year service requirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Korell, Epley, Howard, Scharlau and Kuuskraa, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2010 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2010, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the Compensation of our Named Executive Officers disclosed in this proxy statement in accordance with SEC rules. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards and cash incentives, satisfies this goal and is strongly aligned with the long-term interests of its stockholders. The Company’s total stockholder return over the prior 3-, 5- and 10-year periods was 34.4%, 108.3% and 2,786.2%, respectively.

The Compensation Discussion and Analysis, beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•	It is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers are substantially below the levels generally provided by peer companies.

•	The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. The long-term incentives granted to the NEOs resulted in 2010 targeted total compensation for the NEOs that ranged from the 50th to the 75th percentiles of total compensation for comparable positions in the 2010 Peer Group.

•	None of the NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the NEOs is instrumental in helping the Company achieve its strong operational and financial performance. In addition to the 3-, 5- and 10-year performance of the Company’s stock noted above, despite lower realized gas prices, the Company set new records in 2010 for production, reserves, earnings and cash flow. The Company achieved record net income of $604.1 million, with production growth of 35% over the prior year. The Company also reported record estimated proved gas and oil reserves, which totaled 4,937 Bcfe at December 31, 2010, up 35% from 3,657 Bcfe at the end of 2009.

The Company requests stockholder approval of the compensation of the Company’s NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board

The Board recommends a vote “FOR” Proposal No. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Proposal No. 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

As required by Section 14A of the Exchange Act, the Company is seeking a non-binding, advisory vote on how frequently stockholders to cast an advisory say-on-pay vote.

The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Recommendation of the Board

The Board unanimously recommends that stockholders vote on Proposal No. 4 to hold say-on-pay votes “ONE YEAR” (as opposed to two years or three years).

PROPOSAL NO. 5

AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED BYLAWS TO REDUCE THE OWNERSHIP THRESHOLD FOR STOCKHOLDERS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

The Company’s Amended and Restated Bylaws currently provide that special meetings of stockholders may be called by either (i) the Chairman, (ii) the President, (iii) the Secretary, (iv) the Board of Directors or (v) holders of twenty-five percent (25%) or more of the voting shares of the Company. After consideration of a stockholder proposal which sought a lower minimum ownership threshold for stockholders to be able to call special meetings, as well as the current and emerging practices of other large companies, the Board of Directors has determined that the Amended and Restated Bylaws should be amended to allow holders of 20% or more of the outstanding shares of the Company’s common stock (excluding derivatives) to call a special meeting of stockholders and has unanimously adopted resolutions approving, subject to stockholder approval of this proposal, such amendment, declaring the advisability and recommending approval of the following amendment to Section 2.5 of the Company’s Amended and Restated Bylaws to our stockholders:

“2.5 Special Meetings.  Unless otherwise required by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, (ii) the President, (iii) the Secretary, (iv) the Board of Directors or (v) the written request of holders having an aggregate “net long position” of not less than twenty-~~five~~ percent (~~25~~20%) ~~or more~~ of the outstanding~~voting~~ shares of the Corporation’s common stock as of the date of such request (“Special Meeting Request”). “Net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act, provided that (x) for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s common stock on the New York Stock Exchange on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at the Special Meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of this Article and related provisions of the bylaws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Corporation and the stockholders. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).”

The Board believes that the 20% threshold strikes an appropriate balance between enhancing stockholder rights while not providing a mechanism for individual stockholders to pursue special interests that are not in the best interests of the Company and its stockholders in general. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters and/or significant strategic concerns that require attention prior to the next annual meeting. The exclusion of derivative securities from the determination of satisfaction of the prescribed ownership threshold will ensure that the stockholders seeking to call a special meeting have a true economic interest in the Company.

The Board also believes that the ownership threshold should be evaluated in light of the Company’s overall corporate governance and the practices of other comparable companies. The accountability of directors to the Company’s stockholders has been enhanced through the adoption of majority voting in the election of directors and the elimination of the poison pill and the Company does not have any supermajority voting provisions.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” this proposal.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL FOR A POLITICAL CONTRIBUTIONS AND EXPENDITURES REPORT

The Company has been advised that the Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12TH Floor, City Hall, 414 East 12th Street, Kansas City, Missouri, 64106, the beneficial owner of 100 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting:

“Resolved, that the shareholders of Southwestern Energy Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of the Company, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

The Company’s Statement in Opposition to Proposal No. 6

The Board of Directors recommends a vote “AGAINST” Proposal No. 6 for the following reasons:

•	It is in the best interests of the Company and its stockholders for the Company to make strategic political contributions and expenditures from time to time that promote the Company’s business objectives.

•	The report requested by Proposal No. 6 would be an unnecessary and unproductive use of the Company’s resources without a commensurate benefit since the contributions and expenditures which the stockholder seeks is available under existing disclosure requirements.

•	In response to the concerns expressed in Proposal No. 6, the Company has taken the further step of adopting a political contributions and expenditures policy (the “Political Contributions and Expenditures Policy”), pursuant to which the Company issued in March 2010 its first report disclosing information about its fiscal year 2009 political contributions and expenditures. A current report with respect to 2010 political contributions and expenditures is available in the Corporate Governance section of our website at www.swn.com under “Political Contributions and Expenditure Policy.”

The Board is dedicated to the highest standard of legal compliance, ethical behavior and accurate disclosure to the public. Numerous federal, state and local laws regulate the Company’s political contributions and expenditures at all levels, and these laws and regulations include extensive disclosure requirements. Information about all of the Company’s political contributions is available to the public in easily accessible online databases. In addition to these laws and regulations, our political contributions and expenditures are governed by our Business Conduct Guidelines and the recently adopted and implemented Political Contributions and Expenditures Policy, which is publicly available at www.swn.com under “Corporate Governance.” Under the Political Contributions and Expenditure Policy, the Company will make available on its website each March a list of all corporate political contributions and contributions made by the Company’s employee funded political action committee. A current report relating to 2010 political contributions and expenditures is available on our website.

All of the Company’s employees (including those of the Company’s subsidiaries), independent contractors and consultants are required to adhere to our Business Conduct Guidelines and the Political Contributions and Expenditures Policy. Under the Company’s Political Contributions and Expenditures Policy, all corporate political contributions and expenditures are subject to review, approval and processing by the Company’s Regulatory and Government Affairs (RGA) staff, which is under the supervision of our General Counsel. The RGA staff ensures that all contributions and expenditures comply with applicable laws and that all of the reports required under those laws are timely made.

The Board believes that the high level of disclosure already publicly available and the Company’s current internal policies are sufficient to provide information to the Company’s stockholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. The Board also believes that the limited use of corporate funds for political contributions and expenditures, which was only approximately $101,450 in 2010, also makes the requested additional disclosures unnecessary.

Recommendation of the Board of Directors

The Board recommends a vote “AGAINST” the Stockholder Proposal for a Political Contributions and Expenditures Report.

PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2012 Annual Meeting of Stockholders must be received by the Company at its principal offices not later than December 7, 2011. Any stockholder submitting a proposal intended to be brought before the 2012 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s by-laws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s by-laws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 60 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

Any stockholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032.

By Order of the Board of Directors

MARK K. BOLING
Executive Vice President,
General Counsel & Secretary

Dated: April 7, 2011

Exhibit A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.  Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and on the Company’s internal controls over financial reporting, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4, 5 and 6 on Appendix A.  All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer and/or the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C.  All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.  Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.  Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer and/or the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, and discussing with the independent auditor its methods and procedures for ensuring independence.

APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2010
Financial Statements and Other Audit Services for Fiscal Year 2011

Dated: October 26, 2010

Service	Range of Fees

1. Audit of the Company’s consolidated financial statements and report on internal controls for the year ended December 31, 2010	$695,000
2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2011, June 30, 2011 and September 30, 2011	$100,000
3. Statutory audits or financial audits for subsidiaries, affiliates or business units of the Company	$20,000
4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$50,000
5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$20,000
6. Audit of financial statements of Southwestern Midstream Services Company and/or any of its subsidiaries for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 and interim reviews of the associated 2010 and 2011 quarterly financial statements for each of the quarters ended March 31, June 30 and September 30	$400,000

APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2010
Financial Statements and Other Audit-Related Services for Fiscal Year 2011

Date: October 26, 2010

Service	Range of Fees

1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000
2. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$20,000
3. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000
4. Closing balance sheet audits pertaining to acquisitions or dispositions	$20,000
5. Reviews of security and control aspects of financial system design, configuration and implementation	$50,000

APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2010
and Other Tax Services for Fiscal Year 2011

Dated: October 26, 2010

Service	Range of Fees

1. Federal, state and local tax planning, advice on mergers, acquisitions and restructurings, and assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$75,000
2. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$25,000
3. Assistance with tax audits and appeals before the IRS and similar state and local agencies, as requested by the company’s tax department	$20,000

APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2011

Dated: October 26, 2010

Service	Range of Fees

None Pre-Approved	N/A

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 16, 2011. Vote by Internet Log on to the Internet and go to www.envisionreports.com/swn Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, ONE YEAR (“1 Yr”) on Proposal 4 and AGAINST Proposal 6. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Lewis E. Epley, Jr. 02 — Robert L. Howard 03 — Greg D. Kerley 04 — Harold M. Korell 05 — Vello A. Kuuskraa 06 — Kenneth R. Mourton 07 — Steven L. Mueller 08 — Charles E. Scharlau 09 — Alan H. Stevens For Against Abstain For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers 3. Advisory vote on executive compensation. LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. 1 Yr 2 Yrs 3 Yrs Abstain 4. Advisory vote on frequency of say-on-pay votes. 5. Amendment of the Company’s amended and restated bylaws to reduce the ownership threshold for Stockholders For Against Abstain to call special meeting of stockholders. 6. Stockholder proposal for a political contributions and 7. To transact such other business as may properly come before expenditures report. the meeting or any adjournment or adjournments thereof. B Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 4 1 8 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01B4MF

Dear Stockholder, Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: DirectService Investment Program Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others. Vote-by-Internet Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting. Internet Account Access Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares. Transfer Agent Contact Information Computershare Trust Company, N.A. Telephone Inside the USA: (800) 446-2617 P.O. Box 43069 Telephone Outside the USA: (781) 575-2723 Providence, RI 02940-3069 TDD/TYY for Hearing Impaired (800) 952-9245 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy Southwestern Energy Company + 2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125 HOUSTON, TEXAS 77032 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 25, 2011, at the Annual Meeting of Stockholders to be held on May 17, 2011, or any adjournment or adjournments thereof. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2, 3 and 5, ONE YEAR (“1 Yr”) on Proposal 4 and AGAINST Proposal 6. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, ONE YEAR (“1 Yr”) on Proposal 4 and AGAINST Proposal 6. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Lewis E. Epley, Jr. 02 - Robert L. Howard 03 — Greg D. Kerley 04 — Harold M. Korell 05 — Vello A. Kuuskraa 06 — Kenneth R. Mourton 07 — Steven L. Mueller 08 — Charles E. Scharlau 09 — Alan H. Stevens For Against Abstain For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers 3. Advisory vote on executive compensation. LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. 1 Yr 2 Yrs 3 Yrs Abstain 4. Advisory vote on frequency of say-on-pay votes. 5. Amendment of the Company’s amended and restated bylaws to reduce the ownership threshold for Stockholders For Against Abstain to call special meeting of stockholders. 6. Stockholder proposal for a political contributions and 7. To transact such other business as may properly come before expenditures report. the meeting or any adjournment or adjournments thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. 1 U P X 1 1 4 1 8 3 2 + 01B4NF

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy Southwestern Energy Company + 2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125 HOUSTON, TEXAS 77032 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 25, 2011, at the Annual Meeting of Stockholders to be held on May 17, 2011, or any adjournment or adjournments thereof. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2, 3 and 5, ONE YEAR (“1 Yr”) on Proposal 4 and AGAINST Proposal 6. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. +